Exhibit 21.1

Subsidiaries

Entity Name	State of Incorporation
Bacterin International, Inc.	Nevada
Surgalign SPV, Inc.	Delaware
X-spine Systems, Inc.	Ohio
Xtant Medical, Inc.	Delaware